Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX International Corporation Reports its Fiscal 2022

Third Quarter and Nine-Month Financial Results

Year-to-Date (“YTD”) Highlights

•	Total net sales of $472 million, up $71 million or 17.7%.
•	All business segments reported year-over-year growth with Automotive Electronics up $38.6 million and Consumer Electronics up $32.3 million.
•	Onkyo Home Entertainment acquisition completed in Q3 of Fiscal 2022.
•	Company receives award from Stellantis for OEM rear-seat entertainment, estimated to be ~$125 million.
•	Remains on track with prior outlook and positioned for top- and bottom-line improvements Fiscal 2023.

ORLANDO, FL. – January 10, 2022 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced its financial results for its Fiscal 2022 third quarter and nine-months ended November 30, 2021.

Commenting on the Company’s results and business outlook, Pat Lavelle, President and Chief Executive Officer stated, “Overall, we had a strong quarter, especially considering the ongoing impact of the global pandemic and industrywide supply chain shortages. We outperformed our plan, exceeding our latest projections for revenue, margins and operating income, and our outlook remains the same, provided OEM customers meet their projected schedules. The price increases we instituted last quarter helped drive sequential gross margin improvements, with a bigger impact anticipated in the coming quarter. The increase in operating expenses is primary related to the Onkyo acquisition, and an increase in R&D associated with OEM programs. We are delivering on several automotive OEM programs, with the big news in Q3, a new award from Stellantis estimated to be approximately $125 million. This brings the value of awards received over the past 2 ½ years to approximately $530 million.”

Lavelle continued, “Last fiscal year, we had one of the best third quarters in our history. While we did not repeat at those levels, our future business is in a better position. Several OEM customers temporarily halted production given their part and chip shortages  Sales would have been in line with the prior year had it not been for this issue. Our OEM program with Stellantis is shipping, Ford will begin shortly, and we have another OEM program layering on top of our core. Onkyo will be a strong growth driver for our CE segment, and during the quarter, we won a few projects for EyeLock, with more projects underway. Global supply chain issues will persist, but we have proven to be agile and have a strong foundation to drive top- and bottom-line improvements in the years ahead.”

Fiscal 2022 and Fiscal 2021 Third Quarter Comparisons

Net sales in the Fiscal 2022 third quarter ended November 30, 2021, were $191.9 million as compared to net sales of $201.1 million in the Fiscal 2021 third quarter ended November 30, 2020, a decrease of $9.2 million or 4.6%.

•

Automotive Electronics segment net sales in the Fiscal 2022 third quarter were $61.6 million as compared to $61.5 million in the comparable year-ago period, an increase of $0.1 million or 0.2%. For the same comparable periods, OEM product sales were $18.5 million as compared to $14.1 million, an increase of $4.4 million or 31.6%. Aftermarket product sales for the Fiscal 2022 third quarter were $43.1 million as

VOXX International Corporation Reports its Fiscal 2022 Third Quarter Results

compared to $47.4 million, a decrease of $4.3 million or 9.2%. Driving the year-over-year improvements were higher OEM sales related to rear-seat entertainment  (“RSE”) programs, and higher sales of OEM automotive safety electronics products. This helped offset declines in the automotive aftermarket primarily as a result of chip and part shortages, and  due to the fact that some aftermarket customers purchased products earlier in the year to avoid future stock outings.

•

Consumer Electronics segment net sales in the Fiscal 2022 third quarter were $129.7 million as compared to $139.0 million in the comparable year-ago period, a decrease of $9.3 million or 6.7%. For the same comparable periods. Premium Audio product sales were $104.9 million as compared to $112.7 million, a decrease of $7.8 million or 6.9%. The year-over-year decline is primarily related to global supply chain shortages resulting in product backorders, as well as higher sales in the fiscal 2021 third quarter associated with the ProMedia speaker launch and new distribution channels. As an offset, the Company had an increase in sales of $7.8 million within the 11 Trading Company subsidiary (“11TC”). Note, 11TC began selling Onkyo and Pioneer products through distribution agreements during the third quarter of Fiscal 2021. In the third quarter of Fiscal 2022, the Company completed its acquisition of certain assets of Onkyo Home Entertainment (“Onkyo acquisition”), acquiring the Onkyo and Integra brands, and set up a new trademark license agreement with Pioneer Corporation. The decline in Other Consumer Electronics product sales is primarily due to the fact that more people were staying and working at home during the fiscal 2021 third quarter, resulting in higher sales in that period.

•	Biometrics segment net sales when comparing the Fiscal 2022 and Fiscal 2021 third quarters, was relatively flat, coming in at $0.4 million and $0.3 million for these periods, respectively.

The gross margin in the Fiscal 2022 third quarter was 26.9% as compared to 28.9% in the Fiscal 2021 third quarter, a decline of 200 basis points. The year-over-year decline was primarily driven by global, industry-wide supply chain constraints. On a sequential basis, when compared to the fiscal 2022 second quarter ended August 31, 2021, gross margin improved 90 basis points, reflecting some of the price increases instituted this Fiscal year.

•

Automotive Electronics segment gross margin of 23.8% as compared to 25.7%, a decrease of 190 basis points. The year-over-year decline was primarily related to the increased cost of materials and shipping, higher tariffs, a general increase in the cost of doing business, and costs related to new OEM rear-seat entertainment programs. The Company has worked to mitigate this impact and imposed price increases which helped offset the decline, but not all price increases took effect during the Fiscal 2022 third quarter due to required notice periods from OEM customers.

•

Consumer Electronics segment gross margin of 28.3% as compared to 30.3%, a decrease of 200 basis points. The primary drivers for the year-over-year decline are higher container costs and surcharges, lower margins associated with the new line of premium wireless computer speakers, and distribution mix. Offsetting the declines were higher margins from products sold through 11TC, and the positive impact from price increases that were instituted to offset higher supply chain costs.

•	Biometrics segment gross margins of 32.1% as compared to 14.6%, with the improvement primarily driven by product mix, as the Company’s NIXT product has generated higher margins for the segment.

Total operating expenses in the Fiscal 2022 third quarter were $43.9 million as compared to $40.0 million in the comparable Fiscal 2021 period, an increase of $3.9 million. The additional expenses are related to the Onkyo acquisition, which was completed in the Fiscal 2022 third quarter.

VOXX International Corporation Reports its Fiscal 2022 Third Quarter Results

•

Selling expenses of $13.9 million increased by $0.7 million when comparing the periods ended November 30, 2021, and November 30, 2020. This was primarily due to higher salary expenses and related payroll taxes, primarily related to new hires at 11TC and Australia Premium Audio Company. There were also modest increases in trade show expenses, website fees and travel as COVID-19 travel restrictions were lifted. Offsetting this increase was lower commission expense which directly correlates to sales volumes.

•

General and administrative expenses of $20.0 million decreased by $1.1 million when comparing the periods ended November 30, 2021, and November 30, 2020. Salary expense decreased $3.1 million and professional fees decreased $0.3 million. These improvements were offset by higher occupancy and office expenses associated with the Onkyo acquisition, as well as higher bad debt expense, depreciation and amortization expense, taxes and licensing fees and insurance premiums, among other factors.

•

Engineering and technical support expenses of $9.7 million increased by $4.0 million when comparing the periods ended November 30, 2021 and November 30, 2020. The year-over-year increase was due an increase in research and development expense of $2.1 million, related to both the Onkyo acquisition and OEM rear-seat entertainment projects. Direct labor and related expenses of $1.9 million was primarily related to the Onkyo acquisition as well.

•

Acquisition costs of $0.3 million increased by $0.3 million when comparing the periods ended November 30, 2021 and November 30, 2020. Acquisition costs in Fiscal 2022 relate to consulting and due diligence fees for the asset purchase agreement signed with Onkyo Home Entertainment Corporation and the joint venture created with Sharp Corporation to complete the transaction, which occurred in the Company’s Fiscal 2022 third quarter.

The Company reported operating income in the Fiscal 2022 third quarter of $7.8 million as compared to operating income of $18.1 million in the comparable Fiscal 2021 third quarter, a decline of $10.4 million.

Total other income, net, for the three-months ended November 30, 2021, was a loss of $(38.1) million. The loss is due to an unfavorable interim arbitration  award of $39.4 million relating to a breach of contract claim brought against the Company. Cash has not been paid out, but rather a charge has been taken. The Company is reviewing its legal options, including  seeking reconsideration by the arbitrator of this award of damages, and, if unsuccessful, seeking to vacate, modify, or correct the award in the California court. Interest and bank charges declined by $0.3 million, equity in income of equity investees increased by $0.4 million, and other, net decreased by $0.4 million when comparing the periods ended November 30, 2021 and November 30, 2020.

Net loss attributable to VOXX International Corporation in the Fiscal 2022 third quarter was $28.1 million as compared to net income attributable to VOXX International Corporation of $18.3 million in the comparable Fiscal 2021 period. The Company reported basic and diluted net loss per share attributable to VOXX International Corporation of $(1.16) in the Fiscal 2022 third quarter as compared to basic and diluted net income per common share attributable to VOXX International Corporation of $0.75 and $0.74, respectively, in the comparable Fiscal 2021 period.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in the Fiscal 2022 third quarter was $(24.9) million as compared to EBITDA in the Fiscal 2021 third quarter of $23.8 million. Adjusted EBITDA in the Fiscal 2022 third quarter was $15.4 million as compared to Adjusted EBITDA in the Fiscal 2021 third quarter of $24.6 million.

VOXX International Corporation Reports its Fiscal 2022 Third Quarter Results

Fiscal 2022 and Fiscal 2021 Nine-Month Comparisons

Net sales in the Fiscal 2022 nine-month period ended November 30, 2021, were $472.0 million as compared to net sales of $401.1 million in the Fiscal 2021 nine-month period ended November 30, 2020, up $71.0 million or 17.7%.

•

Automotive Electronics segment net sales in the Fiscal 2022 nine-month period were $150.0 million as compared to $111.4 million in the comparable year-ago period, an increase of $38.6 million or 34.7%. For the same comparable periods, OEM product sales were $49.9 million as compared to $32.5 million, an increase of $17.4 million or 53.6%, and aftermarket product sales were $100.2 million as compared to $78.9 million, an increase of $21.2 million or 26.9%. Automotive Electronics segment growth was primarily driven by higher aftermarket security products from the Company’s DEI subsidiary, higher OEM rear-seat entertainment products resulting from new OEM programs, and higher automotive safety electronics products to heavy duty truck OEMs and their tier-1 suppliers.

•

Consumer Electronics segment net sales in the Fiscal 2022 nine-month period were $320.8 million as compared to $288.5 million in the comparable Fiscal 2021 nine-month period, an increase of $32.3 million or 11.2%. For the same comparable periods, Premium Audio product sales were $252.6 million as compared to $216.5 million, an increase of $36.1 million or 16.7%. Other Consumer Electronics product sales were $68.2 million as compared to $72.0 million, a decrease of $3.8 million or 5.3%. Consumer electronics segment growth was primarily driven by higher sales from 11TC, and higher product sales of premium home theater speakers and wireless accessory speakers. Within Europe, the Company experienced net increases in both premium audio product and accessory sales primarily due to an easing of COVID-19 restrictions. Chip shortages have curtailed sales in Fiscal 2022, as have supply chain constraints related primarily to transportation and warehousing, among other factors.

•

Biometrics segment net sales in the Fiscal 2022 nine-month period were $0.8 million as compared to $0.7 million in the comparable Fiscal 2021 nine-month period, an increase of $0.1 million or 15.6%. The increase primarily relates to EyeLock’s NXT product, which launched in the second half of Fiscal 2021.

The gross margin in the Fiscal 2022 nine-month period was 26.6% as compared to 29.0% in the Fiscal 2021 nine-month period, a decline of 240 basis points, and a $9.4 million improvement in gross profit. Supply chain constraints, rampant price increases for parts, transportation, and warehousing, and product mix were the primary contributing factors to the decline in gross margin with the increase in gross profit related to higher sales.

•	Automotive Electronics segment gross margin of 24.7% as compared to 22.9%, up 180 basis points.
•	Consumer Electronics segment gross margin of 27.4% as compared to 31.2%, down 380 basis points.
•	Biometrics segment gross margins of 28.4% as compared 4.0%.

Total operating expenses in the Fiscal 2022 nine-month period were $120.9 million as compared to $97.6 million in the comparable Fiscal 2021 nine-month period, an increase of $23.3 million. Within this and for the same nine-month periods ended November 30, 2021 and November 30, 2020:

•	Selling expenses increased by $6.2 million.
•	General and administrative expenses increased by $5.2 million.
•	Engineering and technical support expenses increased by $8.9 million.
•	Acquisition costs increased by $3.0 million.

VOXX International Corporation Reports its Fiscal 2022 Third Quarter Results

The Company reported operating income in the Fiscal 2022 nine-month period of $4.7 million as compared to operating income of $18.6 million in the comparable Fiscal 2021 nine-month period.

Total other income, net, for the nine-month period ended November 30, 2021, was a loss of $(33.6) million as compared to total other income, net, of $3.0 million for the nine-month period ended November 30, 2020. Within this and for the same nine-month periods ended November 30, 2020 and November 30, 2021:

•	Interest and bank charges declined by $0.4 million.
•	Equity in income of equity investee increased by $2.5 million.
•	Other, net decreased by $0.1 million.

Net loss attributable to VOXX International Corporation in the Fiscal 2022 nine-month period was $(25.1) million as compared to net income attributable to VOXX International Corporation of $17.3 million in the comparable Fiscal 2021 period. The Company reported basic and diluted net loss per share attributable to VOXX International Corporation of $(1.03) in the Fiscal 2022 nine-month period as compared to basic and diluted net income per common share attributable to VOXX International Corporation of $0.72 and $0.71, respectively, in the comparable Fiscal 2021 period.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in the Fiscal 2022 nine-month period was a loss of $(15.2) million as compared to EBITDA in the Fiscal 2021 nine-month period of $34.0 million. Adjusted EBITDA in the Fiscal 2022 nine-month period was $30.0 million as compared to Adjusted EBITDA in the Fiscal 2021 nine-month period of $35.3 million.

Seaguard Electronics LLC

In March 2007, the Company entered into a contract with Seaguard Electronics, LLC (“Seaguard”) relating to the purchase of a stolen vehicle recovery product and back-end services. In August 2018, Seaguard filed a demand for arbitration against the Company with the American Arbitration Association (“AAA”) alleging claims for breach of contract and patent infringement. Seaguard originally sought damages of approximately $10 million and on the seventh day of an eight-day fact witness portion of the arbitration in June 2021, amended its damages demand to $40 million, which was effected by the service of Claimant’s notice dated July 14, 2021.

On November 29, 2021, the Arbitrator issued an interim award (the “Interim Award”) with Seaguard prevailing on its breach of contract claim. The Company’s affirmative defenses relating to those claims, however, were denied in their entirety. Seaguard was awarded damages in the amount of $39.4 million against the Company. Seaguard is  also seeking reimbursement of its attorneys’ fees and expenses. The Arbitrator has deferred scheduling, until late February 2022, the balance of the bifurcated arbitration which principally relates to patent infringement claims against the Company; however, the Company has an indemnification from its supplier with respect to the alleged infringing products. A schedule has not been established for the issuance of a final arbitration award. The Company is reviewing its legal options and has moved in the arbitration proceeding to modify the interim award and, if unsuccessful, the Company will seek to have a court vacate, modify, or correct the interim award. At November 30, 2021, the Company has recorded a charge of $39.4 within Other (expense) income in the accompanying Unaudited Consolidated Statements of Operations and Comprehensive (Loss) Income. No accrual or reserve was included in the Company’s previously issued financial statements based on an assessment that an award of damages in the arbitration proceeding would not be material and that the amount as determined by the Arbitrator’s award was not probable. The Company made

VOXX International Corporation Reports its Fiscal 2022 Third Quarter Results

its accrual determination in accordance with reports and evaluations from its damages expert, as well as from the guidance and opinion letters received from the Company’s trial attorneys.

Balance Sheet Update

As of November 30, 2021, the Company had cash and cash equivalents of $21.2 million as compared to $59.4 million as of February 28, 2021. Total debt as of November 30, 2021, was $13.1 million as compared to $7.1 million as of February 28, 2021. The increase in total debt is related to a loan agreement with the shareholders of the joint venture, in conjunction with the Onkyo acquisition. The loan balance represents the portion of the loan payable to Sharp Corporation, Premium Audio Company’s joint venture partner. The increase in total debt is also related to a Euro asset-based lending credit facility associated with VOXX Germany. Total long-term debt, net of debt issuance costs as of November 30, 2021 was $9.9 million as compared to $6.0 million as of February 28, 2021. The Company expects its cash position to increase in its Fiscal 2022 fourth quarter as it exits the busy holiday selling season.

Conference Call Information

VOXX International Corporation will be hosting its conference call and webcast on Tuesday, January 11, 2022 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.voxxintl.com and clicking on the webcast in the Investor Relations section or via teleconference using the information below.

•	Toll-free number: 877-303-9079 / International number: 970-315-0461 / Conference ID: 7185066

A webcast and teleconference replay will be available approximately one hour after the completion of the call.

Replay Information

•	Replay number: 855-859-2056 / International replay number: 404-537-3406 / Conference ID: 7185066

Non-GAAP Measures
EBITDA and Adjusted EBITDA are not financial measures recognized by GAAP. EBITDA represents net income (loss) attributable to VOXX International Corporation, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock- based compensation expense, acquisition costs, certain non-routine legal and professional fees, settlements, and life insurance proceeds. Depreciation, amortization, and stock-based compensation are non-cash items.

We present EBITDA and Adjusted EBITDA in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA helps us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

VOXX International Corporation Reports its Fiscal 2022 Third Quarter Results

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 28, 2021, and other filings made by the Company from time to time with the SEC.

The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, the Company's ability to realize the anticipated results of its business realignment; cybersecurity risks;

risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.com

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VOXX International Corporation and Subsidiaries Consolidated Balance Sheets

(In thousands, except share and per share data)

	November 30, 2021	February 28, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,162	$59,404
Accounts receivable, net	131,811	106,165
Inventory	166,361	130,793
Receivables from vendors	398	277
Prepaid expenses and other current assets	24,935	22,266
Income tax receivable	431	434
Total current assets	345,098	319,339
Investment securities	1,440	1,777
Equity investment	22,628	23,267
Property, plant and equipment, net	50,692	52,026
Operating lease, right of use asset	4,010	4,572
Goodwill	66,913	58,311
Intangible assets, net	111,293	90,104
Deferred income tax assets	95	99
Other assets	946	1,323
Total assets	$603,115	$550,818
Liabilities, Redeemable Equity, Redeemable Non-Controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$78,274	$61,826
Accrued expenses and other current liabilities	64,782	53,392
Income taxes payable	1,172	1,587
Accrued sales incentives	31,450	25,313
Interim arbitration award payable	39,444	—
Contract liabilities, current	3,713	4,178
Current portion of long-term debt	2,091	500
Total current liabilities	220,926	146,796
Long-term debt, net of debt issuance costs	9,925	5,962
Finance lease liabilities, less current portion	117	302
Operating lease liabilities, less current portion	3,073	3,582
Deferred compensation	1,440	1,777
Contingent consideration, less current portion	5,582	—
Deferred income tax liabilities	6,128	6,645
Other tax liabilities	1,002	1,170
Other long-term liabilities	5,790	5,255
Total liabilities	253,983	171,489
Commitments and contingencies
Redeemable equity	3,448	3,260
Redeemable non-controlling interest	1,355	—
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,476,847 and 24,416,194 shares issued and 21,614,629 and 21,666,976 shares outstanding at November 30, 2021 and February 28, 2021, respectively	245	245
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both November 30, 2021 and February 28, 2021	22	22
Paid-in capital	300,240	300,402
Retained earnings	123,812	148,906
Accumulated other comprehensive loss	(17,249)	(14,977)
Less: Treasury stock, at cost, 2,862,218 and 2,749,218 shares of Class A Common Stock at November 31, 2021 and February 28, 2021, respectively	(25,138)	(23,918)
Less: Redeemable equity	(3,448)	(3,260)
Total VOXX International Corporation stockholders' equity	378,484	407,420
Non-controlling interest	(34,155)	(31,351)
Total stockholders' equity	344,329	376,069
Total liabilities, redeemable equity, redeemable non-controlling interest, and stockholders' equity	$603,115	$550,818

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive (Loss) Income

(In thousands, except share and per share data)

	Three months ended November 30,		Nine months ended November 30,
	2021	2020	2021	2020
Net sales	$191,871	$201,065	$472,040	$401,084
Cost of sales	140,167	142,937	346,455	284,905
Gross profit	51,704	58,128	125,585	116,179
Operating expenses:
Selling	13,864	13,176	37,169	30,976
General and administrative	20,049	21,104	56,609	51,398
Engineering and technical support	9,706	5,676	23,824	14,942
Acquisition costs	287	24	3,279	270
Total operating expenses	43,906	39,980	120,881	97,586
Operating income	7,798	18,148	4,704	18,593
Other (expense) income:
Interest and bank charges	(730)	(471)	(1,840)	(2,280)
Equity in income of equity investee	2,206	1,761	6,964	4,506
Interim arbitration award (see Note 24)	(39,444)	—	(39,444)	—
Investment gain (see Note 4)	—	42	—	42
Other, net	(143)	294	675	753
Total other (expense) income, net	(38,111)	1,626	(33,645)	3,021
(Loss) income before income taxes	(30,313)	19,774	(28,941)	21,614
Income tax (benefit) expense	(641)	2,334	(374)	6,724
Net (loss) income	(29,672)	17,440	(28,567)	14,890
Less: net loss attributable to non-controlling interest	(1,551)	(811)	(3,473)	(2,429)
Net (loss) income attributable to VOXX International Corporation	$(28,121)	$18,251	$(25,094)	$17,319
Other comprehensive income (loss):
Foreign currency translation adjustments	(1,835)	79	(2,797)	3,608
Derivatives designated for hedging	184	(43)	466	(514)
Pension plan adjustments	36	(6)	59	(85)
Other comprehensive (loss) income, net of tax	(1,615)	30	(2,272)	3,009
Comprehensive (loss) income attributable to VOXX International Corporation	$(29,736)	$18,281	$(27,366)	$20,328
(Loss) income per share - basic: Attributable to VOXX International Corporation	$(1.16)	$0.75	$(1.03)	$0.72
(Loss) income per share - diluted: Attributable to VOXX International Corporation	$(1.16)	$0.74	$(1.03)	$0.71
Weighted-average common shares outstanding (basic)	24,289,909	24,197,786	24,279,084	24,196,393
Weighted-average common shares outstanding (diluted)	24,289,909	24,677,525	24,279,084	24,532,329

Reconciliation of GAAP Net Income Attributable to VOXX

International Corporation to EBITDA and Adjusted EBITDA

	Three months ended November 30,		Nine months ended November 30,
	2021	2020	2021	2020
Net (loss) income attributable to VOXX International Corporation	$(28,121)	$18,251	$(25,094)	$17,319
Adjustments:
Interest expense and bank charges (1)	565	325	1,357	1,853
Depreciation and amortization (1)	3,378	2,904	8,891	8,128
Income tax (benefit) expense	(641)	2,334	(374)	6,724
EBITDA	(24,819)	23,814	(15,220)	34,024
Stock-based compensation	221	768	694	1,454
Investment gain	—	(42)	—	(42)
Acquisition costs	287	24	3,279	270
Professional fees related to distribution agreement with GalvanEyes LLC	—	—	325	—
Non-routine legal fees	235	—	1,469	—
Interim arbitration award	39,444	—	39,444	—
Life insurance proceeds	—	—	—	(420)
Adjusted EBITDA	$15,368	$24,564	$29,991	$35,286

(1)

For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, as well as depreciation and amortization, have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.